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                                                                 Rule 424(b)(3)
                                                Registration Stmt. No. 33-63343
Pricing Supplement No. 11                                 Dated: Sept. 24, 1997

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)


                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $23,000,000      Trade Date: 9/24/97
Issue Price:           100%             Original Issue Date: 9/29/97
Interest Rate:         6.27%            Net Proceeds to Issuer: $22,919,500
Stated Maturity Date:  9/29/2000        Agent's Discount or Commission: $80,500
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Interest Payment Dates:  Semiannually on each March 15
                         and September 15 and at Maturity
                         Commencing on March 15, 1998

Day Count Convention:
      (X)   30/360 for the period from September 29, 1997 to September 29, 2000
      ( )   Actual/360 for the period from        to
      ( )   Actual/Actual for the period from        to

Redemption:
      (X)   The Notes cannot be redeemed prior to the Stated Maturity Date.
      ( )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
      (X)   The Notes cannot be repaid prior to the Stated Maturity Date.
      ( ) The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
            Optional Repayment Date(s):

Currency:
      Specified Currency:
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount: ( ) Yes   (X) No

      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form: (X) Book-Entry  ( ) Certificated

         Lehman Brothers   X First Chicago Capital Markets, Inc.
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         Goldman, Sachs & Co.     Merrill Lynch & Co.     CS First Boston
      ---                      ---                     ---
         Morgan Stanley & Co. Incorporated
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